Exhibit 10.3

STEWART & STEVENSON SERVICES, INC.
NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made and entered into as of March 31, 2004 (the “Grant Date”), is between Stewart & Stevenson Services, Inc., a Texas corporation (hereinafter called the “Company”) and Max L. Lukens (hereinafter called the “Employee”).

WHEREAS, the Company has determined that its interests will be advanced by providing an incentive to the Employee to acquire a proprietary interest in the Company and, as a stockholder, to share in its success, with added incentive to work effectively for and in the Company’s interest;

NOW THEREFORE, in consideration of the mutual promises hereafter set forth and for other good and valuable consideration, the parties hereby agree as follows:

1.                                      Grant.  Pursuant to the provisions of the Stewart & Stevenson Services, Inc. 1988 Nonstatutory Stock Option Plan (the “Plan”) the Company hereby grants to the Employee, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option (the “Option”) to purchase from the Company, all or any part of 200,000 shares of Common Stock, without par value, of the Company  (the “Stock”) at the purchase price of $14.62 per share, subject to adjustment as provided in the Plan.

2.                                      Expiration of Option.  The Option shall terminate and become null and void upon the earliest to occur of (1) the tenth anniversary of the Grant Date, (2) the 30th day after the severance of the employment relationship between the Employee and the Company and all of its affiliates for any reason other than death, Disability, Retirement, or for Cause, (3) the first anniversary of the severance of the employment relationship between the Employee and the Company and all of its affiliates due to death, Disability or Retirement, or (4) the date of the severance of the employment relationship between the Employee and the Company and all of its affiliates for Cause.   In the event of the  severance of the employment  relationship between the Employee and the Company and all of its affiliates for any reason other than death, Disability, Retirement or Cause, the Option shall not continue to vest after such severance of employment.

3.                                      Vesting of Option.

The Option is exercisable in accordance with the following schedule:

(i)                                     on the first anniversary of the Grant Date, the Option may be exercised with respect to up to fifty percent (50%) of the shares subject to the Option; and

(ii)                                  on the second anniversary of the Grant Date the Option shall be exercisable in full.

Notwithstanding the foregoing, upon the death, Disability or Retirement of the Employee prior to the expiration of the Option, the Option shall be exercisable in full.

Further, notwithstanding the foregoing or any provision of the Plan, upon the occurrence of a “change in control” (as defined in the Severance Agreement between the Company and the Employee dated effective as of February 1, 2004) prior to the expiration of the Option, the Option shall be exercisable in full.

Further, notwithstanding the foregoing or any provision of the Plan, upon the termination of the Employee’s employment by the Company other than for “cause” or by the Employee for “good reason” (as such terms are defined in the Employment Agreement between the Company and the Employee dated effective as of February 1, 2004) prior to the expiration of the Option, the Option shall be exercisable in full.

4.                                      Certain Terminations Agreed to Constitute Retirement.  Any termination of the Employee’s employment by the Company other than for “cause” or by the Employee for “good reason” (as such terms are defined in the Employment Agreement between the Company and the Employee dated effective as of February 1, 2004) prior to the expiration of the Option shall be treated as a Retirement for all purposes of the Plan and this Agreement.

5.                                      Manner of Exercise.  The Employee shall exercise the Option by written notice to the Company specifying the number of shares as to which the Option is being exercised.

6.                                      Payment of Purchase Price Upon Exercise.  At the time of any exercise, the purchase price of the shares as to which the Option is exercised shall be paid to the Company in cash or with Stock already owned by the Employee for at least six months (‘Mature Shares”) having a total fair market value, as determined by the Committee appointed pursuant to paragraph 3 of the Plan, equal to the purchase price, or a combination of cash and Mature Shares having a total fair market value, as so determined, equal to the purchase price.

7.                                      Transfer.  The Option shall not be transferable other than by will or by the laws of descent and distribution and may not be pledged, hypothecated, encumbered, garnished, attached, executed on or levied against.  During the lifetime of the Employee, the Option shall be exercisable only by the Employee.

8.                                      Adjustments.  In the event of any change in the Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any rights offering to purchase Stock at a price substantially below fair market value, or of any similar change affecting the Stock, the number and kind of shares subject to the Option and their purchase price per share shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to the Employee hereunder.  Any adjustment so made shall be final and binding upon the Employee.

9.                                      No Rights as Stockholder.  The Employee shall have no rights as a stockholder with respect to any shares of Stock subject to the Option prior to the date of exercise and payment for such shares.

10.                               No Right to Continued Employment.  The Option shall not confer upon the Employee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of his employer to terminate the Employee’s employment at any time.

11.                               Compliance with Laws and Regulations.  The Option, and the obligation of the Company to sell and deliver shares hereunder, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.  The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed; and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.  Moreover, the Option may not be exercised if its exercise or the receipt of shares of Stock pursuant thereto, would be contrary to applicable law.

12.                               Investment Representation.  The Committee may require the Employee to furnish to the Company, prior to the issuance of any shares upon the exercise of all or any part of the Option, an agreement (in such form as the Committee may specify) in which the Employee represents that the shares acquired by him upon exercise are being acquired for investment and not for resale or with a view to distribution thereof.

13.                               Withholding Taxes.  The Company may directly or indirectly withhold all federal, state, city or other taxes as a result of the Employee’s exercise of the Option.

In order to provide for the necessary withholding under this Agreement, the Company will deduct the additional amount of withholding required from the Employee’s salary unless the Employee makes other provision in accordance with this Agreement.  The Employee has an option to provide the Company with the necessary funds for this purpose or advising the Company that the Employee will accept a reduction in the amount of Stock due equal to the amount of withholding required.

The Company will advise the Employee at the appropriate time when the additional withholding funds are required so that the Employee can provide for the necessary funds or advise the Company that the Employee will accept a reduction in the amount of Stock due.

If a reduction in Stock is requested, the Company may deliver only the number of whole shares remaining after the withholding has been accomplished.

14.                               Binding Terms.  The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, including the terms and provisions adopted after the granting of the Option but prior to the complete exercise hereof.  This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries, and representatives.  All capitalized terms in this Agreement that are not specifically defined herein shall have the meanings set forth in the Plan.

15.                               Notices.  All notices, requests, demands, and other communications required or permitted hereunder shall be given in writing.

16.                               Headings of No Effect.  The section headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of the Agreement.

17.                               Counterparts.  This Agreement may be executed in two (2) counterparts, each of which shall constitute one and the same instrument.

18.                               Governing Law.  This Agreement has been executed and delivered in the State of Texas and its validity, interpretation, performance, and enforcement shall be governed by the laws of that state.  If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.  In the event the Company determines that an adverse claim exists to payments to be made pursuant to this Agreement, the Company shall have the right, but not the obligation, to interplead the parties with claims to such payments and recover reasonable attorney fees and court costs from interplead funds.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the Grant Date.

STEWART & STEVENSON SERVICES, INC.

	By:	/s/ Carl B. King

ACCEPTED:

/s/ Max L. Lukens
Max L. Lukens